Exhibit 1

TERMS AGREEMENT

November 7, 2007

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

We, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “Representatives”), acting on behalf of the several underwriters named in Schedule I attached hereto (the “Underwriters”), understand that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $400,000,000 aggregate principal amount of its 5.25% Notes due 2014 (the “Offered Securities”), covered by the registration statement on Form S-3 (No. 333-139328) (the “Registration Statement”) filed by the Company.  Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named in Schedule I attached hereto agree to purchase, severally and not jointly, the Offered Securities in the amounts set forth opposite our respective names on such Schedule.  The closing in respect of the purchase and sale of the Offered Securities shall occur on November 13, 2007 at 10:00 a.m. (the “Closing Date”) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (December 14, 2006 edition), other than the form of Delayed Delivery Contract attached thereto as Annex I and Terms Agreement attached thereto as Annex II (the “Standard Provisions”), a copy of which is filed as an exhibit to the Registration Statement, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein.  Terms defined in the Standard Provisions are used herein as therein defined.

For purposes of Sections 2 and 7 of the Standard Provisions, the only information furnished to the Company by any Underwriter for use in the U.S. Prospectus consists of the following information in the U.S. Prospectus furnished on behalf of each Underwriter: the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters and the information contained in the 3rd, 5th, 6th, 7th and 8th paragraphs under the caption “Underwriting” in the prospectus supplement.

Date of Basic Prospectus:  December 14, 2006

Date of Preliminary Prospectus Supplement:  November 7, 2007

Date of Prospectus Supplement:  November 7, 2007

Time of Sale:  2:45 p.m. New York City time

Names and Addresses of Representatives:

Banc of America Securities LLC
9 West 57th Street
New York, New York 10019

Citigroup Global Markets Inc.
388 Greenwich Street, 36th Floor
New York, NY 10013

J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York  10017

The Offered Securities shall have the following terms:

Title:	5.25% Notes due 2014

Maturity:	November 15, 2014

Interest Rate:	5.25% per annum

Interest payment dates:	May 15 and November 15, commencing on May 15, 2008
Redemption provisions:
We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

“Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.15%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of four, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with Praxair.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors and assigns, and one other nationally recognized investment banking firm selected by Praxair that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Purchase Price:	99.143% of the principal amount thereof.

Public Offering Price:	99.768% of the principal amount thereof, plus accrued interest, if any, from November 15, 2007.

Additional Terms:	None

which terms shall be set forth in a pricing term sheet substantially in the form of Exhibit 1 attached hereto (the “Pricing Term Sheet”).

The Offered Securities will be made available for checking and packaging at the office of Davis Polk & Wardwell at least 24 hours prior to the Closing Date.

We represent that we are authorized to act for the several Underwriters named in Schedule I hereto in connection with this financing and any action under this agreement by any of us will be binding upon all the Underwriters.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company, and the several Underwriters in accordance with its terms.

Very truly yours,
BANC OF AMERICA SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC.
On behalf of themselves and as Representatives of the Several Underwriters
By: BANC OF AMERICA SECURITIES LLC
By: /s/ Lily Chang
Name: Lily Chang
Title: Principal
By: CITIGROUP GLOBAL MARKETS INC.
By: /s/ Jack D. Mespadden
Name: Jack D. Mespadden
Title: Managing Director
By: J.P. MORGAN SECURITIES INC.
By: /s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Vice President

The foregoing Terms Agreement is hereby con- firmed as of the date first above written
PRAXAIR, INC.
By: /s/ Michael J. Allan Name: Michael J. Allan Title: Vice President & Treasurer

Schedule I

Underwriter	Amount of Offered Securities to be Purchased

Banc of America Securities LLC	$100,000,000

Citigroup Global Markets Inc.	$100,000,000

J.P. Morgan Securities Inc.	$100,000,000

Credit Suisse Securities (USA) LLC	$20,000,000

Deutsche Bank Securities Inc.	$20,000,000

HSBC Securities (USA) Inc.	$20,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$20,000,000

Santander Investment Securities Inc.	$20,000,000

Total	$400,00,000

Exhibit 1

Form of Pricing Term Sheet

Final Term Sheet
Filed pursuant to Rule 433
Dated November 7, 2007

Relating to

Prospectus Supplement dated November 7, 2007 to

Registration Statement No. 333-139328

$400,000,000 5.250% Notes due 2014

Issuer:	Praxair, Inc.
Principal Amount:	$400,000,000
CUSIP:	74005PAQ7
Title of Securities:	5.250% Notes due 2014
Trade Date:	November 7, 2007
Original Issue Date (Settlement Date):	November 13, 2007
Maturity Date:	November 15, 2014
Benchmark Treasury:	4.250% due November 15, 2014
Benchmark Treasury Price and Yield:	100-23 ¼ / 4.130%
Spread to Benchmark Treasury:	116 basis points
Yield to Maturity:	5.290%
Interest Rate:	5.250% per annum
Public Offering Price (Issue Price):	99.768% of the Principal Amount thereof
Interest Payment Dates:	Semi-annually in arrears on each May 15 and November 15, commencing May 15, 2008
Redemption Provision:	Make-whole call at the Adjusted Treasury Rate plus 15 basis points
Joint Bookrunners:	Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
Co-Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banco Santander, S.A., New York Branch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC at 1-800-294-1322, (ii) Citigroup Global Markets Inc. at 1-877-858-5407 or (iii) J.P. Morgan Securities Inc. at 1-212-834-4533.

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